Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Saba Software, Inc. 2000 Stock Incentive Plan of our reports dated August 10, 2007, with respect to the consolidated financial statements of Saba Software, Inc. included in its Annual Report (Form 10-K) for the year ended May 31, 2007, Saba Software, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Saba Software, Inc. filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California

January 15, 2008